Exhibit 23.7

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Empresa Nacional de Electricidad S.A. (Endesa Chile) on Form F-4 with Registration Number 333-107533 of our report dated January 17, 2003, except for the fifth paragraph for which the date is April 30, 2003 (relating to the financial statements of Endesa Argentina S.A. and Subsidiaries as of and for the year ended December 31, 2002 not presented separately) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the economic and political situation in Argentina), appearing in the Annual Report on Form 20-F of Endesa Chile for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & Co. S.R.L.

DELOITTE & Co. S.R.L.

Buenos Aires, Argentina

September 2, 2003